As filed with the Securities and Exchange Commission on June 14, 2004

Registration No. 333-107888

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NEOSE TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	13-3549286
(State or other jurisdiction of incorporation)	(I.R.S employer Identification No.)

102 Witmer Road
Horsham, PA  19044
 (Address of Principal Executive Offices)

Neose Technologies, Inc.
1995 Stock Option/Stock Issuance Plan
And
Neose Technologies, Inc.
Employee Stock Purchase Plan
(Full title of the Plan)

C. Boyd Clarke
Chairman, President and Chief Executive Officer
Neose Technologies, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044
 (Name and Address of Agent for Service)

(215) 315-9000
 (Telephone number, including area code of agent for service)

COPIES TO:
Debra J. Poul, Esq. Senior Vice President and General Counsel Neose Technologies, Inc. 102 Witmer Road Horsham, Pennsylvania 19044 (215) 315-9000	Barry M. Abelson, Esquire Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, Pennsylvania 19103 (215) 981-4000

EXPLANATORY NOTE

          Upon its effectiveness on August 12, 2003, this Registration Statement of Neose Technologies, Inc. (the “Company”) on Form S-8, Registration No. 333-107888 (the “Registration Statement”), covered 825,000 additional shares of common stock of the Company, par value $.01 per share (“Common Stock”), subject to future grants under the Company’s 1995 Stock Option/Stock Issuance Plan (“Pre-Existing Plan”) and 33,000 additional shares of Common Stock subject to future grant under the Company’s Employee Stock Purchase Plan.

          In connection with the approval and adoption by the Company of the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”), all shares remaining available for grants of awards under the Pre-Existing Plan as of May 6, 2004 (486,976 shares), which is the date that the Incentive Plan was approved and adopted by the Company’s stockholders, are now available for grants under the Incentive Plan.  No further options or other awards will be issued under the Pre-Existing Plan.

          By this Post Effective Amendment No. 2 to Registration Statement No. 333-107888, the Company hereby deregisters 486,976 shares of Common Stock covered by the Registration Statement which have not been granted under the Pre-Existing Plan and because of the termination of further grants under the Pre-Existing Plan, will never be issued.  These deregistered shares represent all of the shares remaining available for awards under the Pre-Existing Plan as of May 6, 2004.  Shares granted under the Pre-Existing Plan will remain available for issuance subject to the terms of the Pre-Existing Plan. and this Registration Statement will remain in effect until no further shares are available to be issued under the Pre-Existing Plan and the Company’s Employee Stock Purchase Plan.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, and in accordance with Rule 478(a)(4) under the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Horsham, Pennsylvania, on June 11, 2004.

NEOSE TECHNOLOGIES, INC.

By:	/s/ C. BOYD CLARKE

C. Boyd Clarke Chairman, President and Chief Executive Officer